Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated March 2, 2009, included in this Annual Report (Form 10-K) for the year ended December 31, 2008, with respect to the consolidated financial statements of PrivateBancorp, Inc. and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc. in the following documents of PrivateBancorp, Inc.:

•	Registration Statement (Form S-3 No. 333-150767) relating to the registration of debt securities, junior subordinated debentures, trust preferred securities of PrivateBancorp Capital Trust IV, preferred stock, common stock, warrants, depository shares, purchase contracts, units and guarantees of trust preferred securities, and the related Prospectus and Prospectus Supplement

•	Registration Statement (Form S-8 No. 333-147451) pertaining to the PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan

•	Registration Statement (Form S-3 No. 333-143424) pertaining to the registration of $115 million of 3 5/8 contingent convertible senior notes due 2027 and the shares of common stock issuable upon conversion thereof, if any

•	Registration Statement (Form S-8 No. 333-132509) pertaining to the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan

•	Registration Statement (Form S-8 No. 333-124427) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

•	Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

•	Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan

/s/  Ernst & Young LLP

Chicago, Illinois
March 2, 2009